AMENDED PLAN OF REORGANIZATION

    THIS AMENDED PLAN OF REORGANIZATION ("Amended Plan") is made as of this 13th day of November, 2006, and has been adopted by the Board of Directors of Legg Mason Partners
Investment Funds, Inc. (the "Corporation") to provide for the reorganization of each of its Legg Mason Partners
Multiple Discipline Funds All Cap and International series, its Legg Mason Partners Multiple Discipline Funds Global
All Cap Growth and Value series and its Legg Mason Partners
Multiple Discipline Funds Large Cap Growth and Value series
(each an "Acquired Fund," and, collectively, the "Acquired
Funds") into its Legg Mason Partners Multiple Discipline
Funds All Cap Growth and Value series (the "Acquiring
Fund").

1.	BACKGROUND

	1.1	The Acquired Funds and the Acquiring Fund (each,
a "Fund" and collectively, the "Funds") are each separate series of the Corporation. The Corporation is organized as a Maryland corporation and is an open-end management investment company registered with the Securities and Exchange Commission (the "SEC") under the Investment
Company Act of 1940, as amended (the "1940 Act").  The
Board of Directors of the Corporation has determined that it is in the best interests of each Acquired Fund and its shareholders to be reorganized into the Acquiring Fund through the conveyance, reallocation and delivery of all of the assets and liabilities of the Acquired Fund to the Acquiring Fund in exchange for Acquiring Fund Shares (as defined below) upon the terms set forth in this Amended
Plan (the "Reorganization").

      1.2.	It is intended that, for United States federal
income tax purposes (i) the transactions contemplated by this Amended Plan shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal
Revenue Code of 1986, as amended (the "Code") and (ii) this Amended Plan shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-
2(g).

2.
THE REORGANIZATION

      2.1	On the Closing Date (as defined in paragraph
3.1), the Corporation will file executed Articles of Amendment (the "Articles of Amendment") to the
Corporation's charter (the "Charter") with the Maryland State Department of Assessments and Taxation in substantially the form attached hereto as Annex I, which Articles of Amendment will, effective as of the Closing Date, provide for: (a) the conveyance, reallocation and delivery to the Acquiring Fund of all of the assets and liabilities belonging to each Acquired Fund and attributable to each of its Class A, Class B, Class C and Class Y shares (collectively, the "Acquired Fund Shares"), respectively, to the Acquiring Fund and thereupon shall be assets and liabilities belonging to the Acquiring Fund and attributable to its Class A, Class B, Class C and Class Y shares (collectively, the "Acquiring Fund Shares"), respectively, in exchange for the number of Acquiring Fund Shares as determined pursuant to Section 2.2 herein; (b) the redemption of the outstanding Acquired Fund Shares upon the distribution of the Acquiring Fund Shares by the Acquiring Fund to the Acquired Funds' shareholders; and (c) the subsequent reclassification of the authorized but unissued Acquired Fund Shares as shares of Common Stock, par value $.001 per share, of the Corporation, without further classification or designation as to class or series, effective upon the redemption of the Acquired Fund Shares.

     2.2	At the Closing Date, all of the property and
assets, as set forth in paragraph 2.3, of each Acquired
Fund will be conveyed, reallocated and delivered by the Acquired Fund to the Acquiring Fund and will be assumed by the Acquiring Fund, such that at and after the Closing
Date, the assets of the Acquired Fund will become and be the Assets belonging to the Acquiring Fund and attributable to the Acquiring Fund Shares. In exchange for the conveyance, reallocation and delivery of the assets of the Acquired Fund, the Acquiring Fund will contemporaneously issue to the Acquired Fund for distribution to the shareholders of the Acquired Fund the number of full and fractional Acquiring Fund Shares corresponding to each class of the Acquired Fund Shares as of the time and date set forth in paragraph 3.1, determined by dividing the value of the Acquired Fund's net assets with respect to each class of the Acquired Fund (computed in the manner and as of the time and date set forth in paragraph 3.1) by the net asset value of one share of the corresponding class of Acquiring Fund Shares (computed in the manner and as of the time and date set forth in paragraph 3.2); and (b) to assume all liabilities of the Acquired Fund. Such transactions shall take place on a closing date as provided for in paragraph 3.1 (the ''Closing Date'').

     2.3	The property and assets attributable to the
Acquired Fund to be conveyed, reallocated and delivered to
the Acquiring Fund, shall consist of all assets and
property of every kind and nature of the Acquired Fund,
including, without limitation, all rights, receivables
(including dividend, interest and other receivables), cash,
cash equivalents, claims (whether absolute or contingent,
known or unknown), securities, commodities and futures
interests, good will and other intangible property, any
deferred or prepaid expenses and all interests, rights,
privileges and powers, the Acquired Fund owns at the
Valuation Date (as defined in paragraph 3.1) (collectively,
''Assets'').   The Acquiring Fund shall assume all of the
liabilities and obligations of the Acquired Fund existing at the Valuation Date (collectively, ''Liabilities''). The
Acquired Fund will convey, reallocate and deliver to the Acquiring Fund any rights, stock dividends, or other securities received by the Acquired Fund after the Closing
Date as stock dividends or other distributions on or with respect to the property and assets transferred, which rights, stock dividends, and other securities shall be deemed included in the property and assets transferred to the Acquiring Fund, at the Closing Date and shall not be separately valued, in which case any such distribution that remains unpaid as of the Closing Date shall be included in the determination of the value of the assets of the Acquired Fund acquired by the Acquiring Fund.

    2.4 The Acquired Fund will make reasonable efforts to discharge all of its known Liabilities prior to the Valuation Date.

    2.5 On or as soon as practicable prior to the Closing Date, each Acquired Fund will declare and pay to its respective shareholders of record one or more dividends and/or other distributions so that it will have distributed substantially all of its investment company taxable income as defined in the Code (computed without regard to any deduction for dividends paid) and realized net capital gain as defined in the Code (after deduction for any available capital loss carryover), if any, for all tax periods ending on or before the Closing Date (and treating the current taxable year as ending on the Closing Date) such that each Acquired Fund will have no tax liability under Section 852 or Section 4982 for the current and any prior tax periods.

    2.6 At the Closing Date, full and fractional Class A, Class B, Class C and Class Y shares of Common Stock of the Acquiring Fund shall be issued to the shareholders of the Acquired Fund in redemption of such shareholders' Acquired Fund Shares, such that the Acquiring Fund Shares that are distributed to a shareholder of an Acquired Fund will have an aggregate net asset value equal to the aggregate net asset value of the Acquired Fund Shares held by such shareholder immediately prior to the Closing Date. In addition, each shareholder of the Acquired Fund will have the right to receive any unpaid dividends or other distributions that were declared before the Closing Date with respect to the Acquired Fund Shares held by such shareholder immediately prior to the Closing Date. The Acquiring Fund shall not issue certificates representing any class of Acquiring Fund Shares in connection with such exchange.

    2.7 The stock transfer books of the Corporation with respect to each Acquired Fund will be permanently closed as of the close of business on the date immediately preceding the Closing Date. Redemption requests received thereafter by the Corporation with respect to the Acquired Fund will be deemed to be redemption requests for Acquiring Fund
Shares issued pursuant to this Amended Plan.

    2.8 At and after the Closing Date, all debts, liabilities, obligations and duties of each Acquired Fund will attach to the Acquiring Fund as aforesaid and may thenceforth be enforced against the Acquiring Fund to the same extent as if the same had been incurred by the Acquiring Fund.

3.
VALUATION

    3.1 The value of the Assets and the amount of the Liabilities of each Acquired Fund shall be determined as of the time for calculation of net asset value as set forth in the then-current prospectus for the Acquired Fund, and after the declaration of any dividends by such Acquired
Fund, on the Closing Date (such time and date being hereinafter called the "Valuation Date"), computed using the valuation procedures established by the Corporation.
All computations of value for the Acquired Fund shall be made by (a) State Street Bank and Trust Company, in its capacity as accounting agent for the Acquired Fund, or (b) in the case of securities subject to fair valuation, by the Acquired Fund's investment manager in accordance with the valuation procedures of the Corporation.. All computations of value pursuant to this paragraph 2.1 shall be subject to confirmation by the Acquiring Funds' independent registered public accounting firm.

    3.2. The net asset value per share of each class of Acquiring Fund Shares shall be determined to the nearest full cent on the Valuation Date, using the valuation procedures established by the Corporation. All computations of value shall be made by (a) State Street
Bank and Trust Company, in its capacity as accounting agent for the Acquiring Fund, or (b) in the case of securities subject to fair valuation, by the Acquiring Fund's investment manager in accordance with the valuation procedures of the Corporation. All computations of value and amounts pursuant to this paragraph 2.2 shall be subject to confirmation by the Acquired Funds' independent registered public accounting firm.

    3.3 The number of Acquiring Fund Shares of each class to be issued in exchange for the Assets shall be determined with respect to each such class by dividing the value of the net assets with respect to each class of Acquired Fund Shares, determined using the same valuation procedures referred to in paragraph 3.1, by the net asset value of an Acquiring Fund Share of the corresponding class, determined using the same valuation procedures referred to in paragraph 3.2.

4.
CLOSING AND CLOSING DATE

    4.1    Subject to the terms and conditions set forth
herein, the Closing Date shall be February 2, 2007 or such
other date as may be determined by the Board of Directors
or an authorized officer of the Corporation.  All acts
taking place at the closing of the transactions provided
for in this Amended Plan ("Closing") shall be deemed to
take place simultaneously as of the "close of business" on
the Closing Date.  The close of business on the Closing
Date shall be as of 4:00 p.m., Eastern Time or such later
time on that date as the Acquired Fund's net asset value
and/or the net asset value per share of each class of
shares of the Acquiring Fund is calculated in accordance
with paragraph 3.2 and after the declaration of any
dividends.   The Closing shall be held at the offices of
Willkie Farr & Gallagher LLP or at such other time and/or place as may be determined by the Board of Directors or an authorized officer of the Corporation.

    4.2 In the event that on the Valuation Date (a) the New York Stock Exchange or another primary trading market for portfolio securities of the Acquiring Fund or the Acquired Fund (each, an "Exchange") shall be closed to trading or trading thereupon shall be restricted, or (b) trading or the reporting of trading on such Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of an Acquired Fund or the Acquiring Fund is impracticable in the judgment of the Corporation's Board of Directors, the Closing Date shall be postponed until the first Friday (that is also a business day) after the day when trading shall have been fully resumed and reporting shall have been restored.

5.	ACTIONS BY SHAREHOLDERS OF THE ACQUIRED FUND

	5.1	Prior to the Closing Date and as a condition
thereto, the Board of Directors of the Corporation will authorize and direct the calling of, and the Corporation will hold, a meeting of the shareholders of the Acquired Fund to consider and vote upon:

 	(a)	Approval of this Amended Plan providing for (i)
the conveyance, re-allocation and delivery of all of the Assets and Liabilities of the Acquired Fund to the Acquiring Fund in exchange for Acquiring Fund Shares, (ii) the distribution of Acquiring Fund Shares in redemption of the Acquired Fund Shares, and (iii) the subsequent reclassification of the authorized but unissued Acquired
Fund Shares as shares of Common Stock, par value $.001 per share, of the Corporation, without further classification or designation as to class or series, effective upon the redemption of the Acquired Fund Shares, all pursuant to the amendment of the Corporation's Charter, as provided in the Articles of Amendment; and

	(b)	Such other matters as may be determined by the
Board of Directors of the Corporation.

      The reorganization of any Acquired Fund is not contingent on the reorganization of any other Acquired
Fund.

6.	CONDITIONS OF THE REORGANIZATION

	6.1	Consummation of this Amended Plan shall be
subject to the approval of the matters referred to in paragraph 5.1 of this Amended Plan by the shareholders of the Acquired Fund in the manner required by law and otherwise deemed necessary or advisable by the Board of Directors of the Corporation.

	6.2	Consummation of this Amended Plan will be subject
to the following additional conditions:

	(a)	The Corporation will have received an opinion of
Willkie Farr & Gallagher LLP based upon customary representations and assumptions and to the effect that the Acquiring Fund Shares issued pursuant to this Amended Plan will, when issued in accordance with the provisions thereof, be validly issued, fully paid and non-assessable;

	(b)	The Corporation shall have received the opinion
of Dechert LLP, dated the Closing Date, substantially to the effect that, based upon certain facts, assumptions and representations made by the Corporation and its authorized officers, (i) the transactions contemplated by this Amended Plan will constitute a reorganization within the meaning of
Section 368(a) of the Code; (ii) no gain or loss will be recognized by the Acquiring Fund upon receipt of the Assets in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund Liabilities; (iii) the basis in the hands of the Acquiring
Fund in the Assets will be the same as the basis of the Acquired Fund in the Assets immediately prior to the transfer thereof; (iv) the holding periods of the Assets in the hands of the Acquiring Fund will include the periods during which the Assets were held by the Acquired Fund
(except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset); (v) no gain or loss will be recognized by the Acquired Fund upon the transfer of the Assets to the Acquiring Fund in exchange for the Acquiring
Fund Shares and the assumption by the Acquiring Fund of the Acquired Fund Liabilities, or upon the distribution of the Acquiring Fund Shares by an Acquired Fund to its shareholders except for gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code and/or stock in a "passive foreign investment company" as defined in Section 1297(a) of the Code; (vi) no gain or loss will be recognized by the Acquired Fund's shareholders upon the exchange of their Acquired Fund Shares for the Acquiring Fund Shares; (vii) the aggregate basis of the Acquiring Fund Shares that each Acquired Fund shareholder receives in connection with the transaction will be the same as the aggregate basis of his or her Acquired Fund
Shares exchanged therefor; and (viii) an Acquired Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Acquired Fund Shares exchanged therefor, provided that he or she held the Acquired Fund Shares as capital assets. The delivery of such opinion is conditioned upon the receipt by Dechert LLP of representations it shall request of the Corporation. Notwithstanding anything herein to the contrary, the Corporation may not waive the condition set forth in this paragraph 6.2(b);

	(c)	All necessary approvals, registrations and
exemptions required under federal and state laws will have been obtained; and

      (d)	The Assets will include no assets which the
Acquiring Fund, by reason of limitations contained in the Corporation's Charter or in investment restrictions in effect on the Closing Date, may not properly acquire.

7. INDEMNIFICATION

    7.1	The Corporation, out of the Acquiring Fund's
assets and property (including any amounts paid to the Acquiring Fund pursuant to any applicable liability insurance policies or indemnification agreements) will indemnify and hold harmless the Board of Directors and officers of the Corporation from and against any and all losses, claims, damages, liabilities or expenses
(including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Corporation and those Directors and officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by the Corporation of any obligation relating to the Acquiring Fund as set forth in this Amended Plan or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Corporation, the Board of Directors or officers prior to the Closing Date, provided that such indemnification is not (i) in violation of any applicable law or (ii) otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.
This provision shall survive the Closing.

    7.2	The Corporation, out of the Acquired Fund's
assets and property (including any amounts paid to the Acquired Fund pursuant to any applicable liability insurance policies or indemnification agreements) will indemnify and hold harmless the Board of Directors and officers of the Corporation from and against any and all losses, claims, damages, liabilities or expenses
(including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Corporation and those Directors and officers may become subject, insofar as such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on (a) any breach by the Corporation of any obligation relating to the Acquired Fund as set forth in this Amended Plan or (b) any act, error, omission, neglect, misstatement, materially misleading statement, breach of duty or other act wrongfully done or attempted to be committed by the Corporation, the Board of Directors or officers prior to the Closing Date, provided that such indemnification is not (i) in violation of any applicable law or (ii) otherwise prohibited as a result of any applicable order or decree issued by any governing regulatory authority or court of competent jurisdiction.

8.    MISCELLANEOUS

	8.1 Legg Mason Partners Fund Advisor, LLC will pay the printing, proxy solicitation, mailing and postage costs of the Reorganization. Additional costs, including expenses related to the preparation and filing of the registration statement, legal fees and auditor fees, shall be divided equally between Legg Mason Partners Fund
Advisor, LLC, on the one hand, and the Corporation, on the other hand. Notwithstanding any of the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by another person of such expenses would result in the disqualification of such party as a "regulated investment company" within the meaning of Section 851 of the Code or would prevent the Reorganization from qualifying as a tax-free reorganization.

	8.2 This Amended Plan may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date upon the vote of a majority of the Board of Directors of the Corporation.

	8.3 This Amended Plan may be amended, modified or supplemented in such manner as may be deemed necessary or advisable by the authorized officers of the Corporation;
provided, however, that following the meeting of the Acquired Fund shareholders called by the Corporation pursuant to paragraph 5.1 of this Amended Plan, no such amendment may have the effect of changing the provisions for determining the number of Acquiring Fund Shares to be issued to Acquired Fund shareholders under this Amended
Plan to the detriment of such shareholders without their further approval.

    8.4    This Amended Plan and the transactions
contemplated hereby shall be governed by and construed and interpreted in accordance with the internal laws of the State of Maryland.



LEGG MASON PARTNERS INVESTMENT FUNDS, INC.

FORM OF

ARTICLES OF AMENDMENT

    Legg Mason Partners Investment Funds, Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("Corporation"), hereby certifies to the State
Department of Assessments and Taxation of Maryland that:

    FIRST: The charter of the Corporation (the "Charter") is hereby amended as follows:

    1. In accordance with the Amended Plan of
Reorganization, dated as of                     , 2006 (the
"Amended Plan"), adopted by the Board of Directors of the Corporation and approved by the stockholders entitled to vote thereon, all of the assets and liabilities belonging to the each of the (a) Legg Mason Partners Multiple
Discipline Funds Global All Cap Growth and Value, (b) Legg
Mason Partners Multiple Discipline Funds All Cap and
International and (c) Legg Mason Partners Multiple
Discipline Funds Large Cap Growth and Value (each an
"Acquired Fund" and collectively, the "Acquired Funds") and attributable to each of their Class A, Class B, Class C and Class Y shares (collectively, the "Acquired Fund Shares"), respectively, shall be conveyed, reallocated and delivered to the Corporation's series, Legg Mason Partners Multiple
Discipline Funds All Cap Growth and Value (the "Acquiring
Fund"), and thereupon shall be assets and liabilities belonging to the Acquiring Fund and attributable to its Class A, Class B, Class C and Class Y shares (collectively, the "Acquiring Fund Shares"), respectively.

    2. Effective upon the receipt of shares of Acquiring
Fund Shares by holders of shares of the Acquired Fund, issued in accordance with the Amended Plan, the issued and outstanding Acquired Fund Shares are hereby redeemed and returned to the status of authorized but unissued shares of Common Stock, $.001 par value per share (the "Common
Stock"), of the Corporation, with the terms and conditions as set forth in the Charter, without further classification or designation as to class or series.

    3. Effective upon the redemption of the Acquired Fund
Shares, the authorized but unissued Acquired Fund Shares are hereby reclassified as shares of Common Stock, with the terms and conditions as set forth in the Charter, without further classification or designation as to class or series.

    SECOND: The amendments to the charter of the Corporation as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

    THIRD: The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned
President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

    IN WITNESS WHEREOF, the Corporation has caused these
Articles of Amendment to be signed in its name and on its
behalf by its President and attested by its Assistant
Secretary as of this     day of                     , 2007.










ATTEST



LEGG MASON PARTNERS
INVESTMENT FUNDS, INC.





By:





By:




Assistant Secretary





President


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